Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
TTEC Canada Solutions, Inc.	Canada
TTEC Technology, LLC (fka eLoyalty, LLC)	Colorado, USA
TTEC Consulting, Inc.	Delaware, USA
Peppers & Rogers Group B.V.	Netherlands
Percepta, LLC	Delaware, USA
rogenSi Pty Ltd. (Australia)	Australia
TTEC Consulting (UK) Limited (fka rogenSi Limited)	England
TeleTech Eastern Europe EAD	Bulgaria
TeleTech Brasil Servicos Ltda.	Brazil
TTEC Customer Management Costa Rica, S.R.L. (fka TeleTech Customer Care Management Costa Rica S.R.L.)	Costa Rica
TeleTech Customer Care Management Philippines, Inc.	Philippines
TeleTech Europe B.V.	Netherlands
TTEC Financial Services Management, LLC (fka TeleTech Financial Services Management, LLC)	Delaware, USA
TTEC Government Solutions, LLC (fka TeleTech Government Solutions, LLC)	Colorado, USA
TTEC Healthcare Solutions, Inc. (fka TeleTech Healthcare Solutions, Inc.)	Delaware, USA
TTEC International Pty Ltd (fka TeleTech International Pty Ltd)	NSW, Australia
TeleTech Mexico, S.A. de C.V.	Mexico
TeleTech New Zealand	New Zealand
TTEC Services Corporation (fka TeleTech Services Corporation)	Colorado, USA
Motif India Infotech Private Limited	India